Exhibit 4.1

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR ANY STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF (I) SUCH REGISTRATION OR (II) AN EXEMPTION THEREFROM AND, IF REQUESTED BY THE COMPANY, AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

SENIOR CONVERTIBLE PROMISSORY NOTE

SCPN —

$	December 26, 2014

For value received, General Moly, Inc., a Delaware corporation (the “Company”), promises to pay to the order of          and its permitted assigns (the “Holder”), the principal sum of                         DOLLARS ($     ) (the “Principal Amount”). This Note is issued as part of a series of senior unsecured convertible promissory notes of like tenor (collectively, the “Senior Convertible Promissory Notes”) pursuant to the Unit Subscription Agreement dated as of December 22, 2014 between the Company and the various purchasers party thereto (as amended, modified, restated or replaced from time to time, the “Subscription Agreement”). All defined terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Subscription Agreement.  Interest shall accrue from the date of this Note on the Principal Amount (or such portion thereof which has not been prepaid by the Company with the consent of the Holder (the “Unpaid Principal Amount”)) at a rate (the “Minimum Coupon Rate”) equal to 10.00% per annum (the “Minimum Coupon”), payable quarterly.

1.                                      Maturity.  Unless redeemed pursuant to Section 4 or converted pursuant to Section 5, this Note will automatically mature and be due and payable on December 26, 2019 (the “Maturity Date”).  At the Maturity Date, an amount equal to the Unpaid Principal Amount and all accrued but unpaid Minimum Coupon through the date of payment shall be due and payable to the Holder.

2.                                      Interest Payments.  The Minimum Coupon shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 (or the next Business Day (as defined below) thereafter if such date is not a Business Day), and on the Maturity Date, commencing on March 31, 2015. Interest shall be computed based on a year of 12 30-day months and the number of days actually elapsed.  Any portion of the Minimum Coupon that is due and payable shall bear interest at the rate of 10.00% per annum compounded annually.  For purposes of this Note, a “Business Day” means any day except a Saturday, Sunday or any other day on which The Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed. All interest payments shall be payable in cash.

3.                                      Priority of Payments. All payments of principal and interest to be made in cash in accordance with the terms of this Note shall be made in lawful money of the United States of America by wire transfer of immediately available funds to such domestic account as the Holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to the Minimum Coupon then due and payable, and the remainder applied to principal.

4.                                      Redemption.

(a)                                 Optional Redemption At The Company’s Election. The Company shall have the right to redeem this Note at any time, in whole or in part, in exchange for the sum of (i) a cash payment equal to the Unpaid Principal Amount plus all accrued but unpaid Minimum Coupon through the date of redemption, and (ii) the present value of the remaining scheduled interest payments discounted to the Maturity Date at the Treasury Rate (as defined below) plus 25 basis points.  Any redemption pursuant to this Section 4(a) that is less than a full redemption of all Senior Convertible Notes shall be effected on a pro rata basis across all such notes in the series. For purposes of this Section 4(a), “Treasury Rate” means, as of any date of determination, as determined by the Company, the annual percentage yield on U.S. Treasury securities maturing a number of years from such date of determination that is closest to the remaining term on this Note (the “Annual Treasury Instrument Yield”).  For example, if the Treasury Rate is calculated as of a point in time when the Maturity Date is approximately one (1) year from such date, then the Treasury Rate shall be calculated with reference to the annual percentage yield on U.S. Treasury securities maturing one (1) year from such date of determination.  In such instance, if no such instruments mature exactly one (1) year from such date of determination, the Company shall interpolate the Annual Treasury Instrument Yield on a straight-line basis using the yield on the instrument whose maturity date most closely precedes the first (1st) yearly anniversary of such date of determination, and the yield on the instrument whose maturity date most closely succeeds the second (1st) yearly anniversary of such date of determination.  The Company shall base its determination of the Annual Treasury Instrument Yield on the yield on U.S. Treasury instruments, as published in The Wall Street Journal (or, if The Wall Street Journal is not then being published or if no such reports are then being published in The Wall Street Journal, as reported in another public source of information nationally recognized for accuracy in the reporting of the trading of governmental securities).

(b)                                 Mandatory Redemption. At such time as proceeds are available to the Company or a Subsidiary from (i) any Project Financing (as defined below), (ii) other Company or Subsidiary debt issuance, (iii) 50% of any distribution from any subsidiary of the Company resulting from any asset sales by any directly or indirectly owned subsidiary, or (iv) 50% of any amounts realized by the Company in any asset sales that, with respect to clauses (iii) and (iv) cumulatively exceed $250,000 (items (i) through (iv) above are collectively referred to herein as “Proceeds”), the Company shall redeem this Note for the sum of (x) Unpaid Principal Amount plus all accrued but unpaid Minimum Coupon through the date of redemption, and (y) the present value of the remaining scheduled interest payments discounted to the Maturity Date at the Treasury Rate plus 25 basis points.  For purposes of this Note, a “Project Financing” shall mean the completion of an equity and/or debt offering by the Company or any of its Subsidiaries which raises in the discretion of the Company’s Board of Directors sufficient capital in equity and/or debt to commence construction of the Mount Hope Mine and to cover costs and expenditures during the construction period.  In the event that any Proceeds are not sufficient in size for the Company to redeem all outstanding Notes of the same series pursuant to this Section 4(b), the Company shall effect the redemption mandated pursuant to this Section 4(b) on a pro rata basis among all such Notes.  For purposes of this Note, “Proceeds” shall not include (i) any distribution to the Company relating to the release of restricted cash held at a subsidiary of the Company, or (b) the return to the Company of any amounts held by third parties as escrowed funds or as deposits.  For purposes of Section 4(b)(iii) of this Note, the Company agrees to (x) provide Holder an Event Notice of asset sales in excess of $250,000 in accordance with the requirements of Section 11 below; (y) consistent with the terms of the Amended and Restated Limited Liability Company Agreement of Eureka Moly, LLC, as amended, cause Eureka Moly, LLC to distribute the proceeds of such asset sales to its members; and (z) cause Nevada Moly, LLC to distribute to the Company any proceeds of such asset sales received from Eureka Moly, LLC.

(c)                                  Reorganization, Etc. If after the date hereof there is a capital reorganization (other than a stock dividend or split up as covered by Section 55(e) or an aggregation of shares as covered by Section 55(f)), reclassification of the Common Stock, consolidation or merger of the Company or a Subsidiary with another corporation or entity, sale of all or substantially all of the Company’s or a Subsidiary’s assets or similar transaction in which the holders of the Company’s or such Subsidiary’s Common Stock or other securities are entitled to receive stock, securities or assets with respect to or in exchange for such Common Stock or other securities (each such event, a “Fundamental Change”), then immediately after the Fundamental Change, the Company shall redeem this Note for the sum of (x) Unpaid Principal Amount plus all accrued but unpaid Minimum Coupon through the date of redemption, and (y) the present value of the remaining scheduled interest payments discounted to the Maturity Date at the Treasury Rate plus 25 basis points.  The Company shall provide Holder an Event Notice of the Fundamental Change in accordance with the requirements of Section 11 below.  In the event that the Company lacks sufficient assets to redeem all outstanding Notes of the same series pursuant to this Section 4(c), the Company shall effect the redemption mandated pursuant to this Section 4(c) on a pro rata basis among all such Notes, and shall, as a condition to such Fundamental Change, undertake (or obtain the agreement of the surviving person or entity in the Fundamental Change) to repay all remaining unredeemed amounts as promptly as reasonably possible.

(d)                                 Redemption Procedures.  In the event of a redemption pursuant to Sections 4(a), (b) or (c) above, the Company shall provide the holders of all Senior Convertible Notes with a Notice of Redemption at least 10 days before the date for redemption specified in such notice of redemption (the “Redemption Date”), which Notice shall also set forth whether the Note is to redeemed in whole or in part, and the amount of Proceeds available for redemption, if applicable. Once a Notice of Redemption is provided by the Company (i) this Note, or the applicable portion thereof, will become due and payable on the Redemption Date, and, if the Note is redeemed in full on the Redemption Date, the Holder shall surrender this Note to the Company, and (ii) the Company shall pay the Holder the appropriate redemption amount, as specified in Sections 4(a), (b) or (c) above. On and after the Redemption Date, if this Note is redeemed in full, interest will cease to accrue on this Note unless the Company defaults in the payment of the redemption price and accrued interest.

5.                                      Conversion.

(a)                                 Conversion Price.  The “Conversion Price” as of any given date shall be equal to 80% of the greater of (i) the average VWAP for the 30 Business Day period ending on the Business Day prior to the date of the Notice of Conversion Date, or (ii) the average VWAP for the 30 Business Day period ending on the original issuance date of this Note, provided that if the Holder is an Affiliate (as such term is defined in the 1933 Act) of the Company, in no event will the Conversion Price be less than the most recent closing price of the Company’s Common Stock at the time that the parties enter into definitive documentation regarding the terms of this Note.  “VWAP” means, on any Business Day, the volume weighted average price per share of Parent Common Stock as displayed in the “VWAP” field on Bloomberg (or any successor service) page GMO <Equity> AQR in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Business Day.

(b)                                 Conversion by Holder; Share Cap.  This Note may be converted, at the election of the Holder at any time prior to the Maturity Date, into shares of Common Stock at the Conversion Price then in effect, provided, however, that in the event that the Company delivers a Notice of Redemption to the Holder pursuant to Section 4(c) above, the portion of this Note to be redeemed pursuant to such Notice of Redemption may not be converted pursuant to this Section 5 so long as the redemption contemplated by such Notice of Redemption is completed in accordance with its terms.  Notwithstanding any provision of this Note to the contrary, upon the election of the Holder to convert this Note into shares of Common Stock, the total number of shares of Common Stock issuable by the Company with respect to each $100 of principal amount of this Note outstanding shall not exceed 100 shares of Common Stock (the “Share Cap”), and any principal amount not converted because of the application of the Share Cap shall remain outstanding.

(c)                                  Mechanics of Conversion. In the event that the Holder seeks to effect a conversion of this Note in accordance with this Section 5, the Holder shall provide the Company with a written notice of conversion (“Notice of Conversion”) at least 10 days before the date for conversion set forth in such Notice of Conversion (the “Conversion Date”). On the Conversion Date, the Holder shall surrender this Note to the Company, and the Company shall deliver to the Holder, a number of shares of Common Stock obtained by dividing (A) the Unpaid Principal Amount by (B) the then in effect Conversion Price, together with all accrued and unpaid interest to the date of conversion on the Unpaid Principal Amount.  No shares of Common Stock will be issued in excess of the Share Cap.  If the conversion of the Note would otherwise result in the issuance of shares of Common Stock in excess of the Share Cap, the Company shall issue to the Holder a Note with a principal amount equal to the principal amount of the Note not converted because of the application of the Share Cap; provided, however, that if the conversion takes place on the Maturity Date, such Note will be immediately due and payable.  No fractional shares shall be issued upon the conversion of this Note.  If the conversion would otherwise result in the issuance of a fraction of a share of Common Stock, the Company shall, in lieu of issuing any fractional share of Common Stock, pay the Holder a sum in cash based on the closing price of the Common Stock on the NYSE MKT (or such other market as the Common Stock shall be traded or listed on following the date hereof) on the date that is three (3) Business Days prior to the Conversion Date.  On and after the Conversion Date, interest will cease to accrue on this Note unless the Company defaults in the payment of the conversion price and accrued interest.

(d)                                 Effect of Conversion.  Upon conversion of this Note pursuant to this Section 5, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company. Upon conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note.  The Holder shall continue to be entitled to receive any Minimum Coupon accrued through the date of conversion and interest thereon.

(e)                                  Stock Dividends; Split-Ups. If, after the issuance of this Note and prior to the conversion of this Note pursuant to the terms of this Section 5, the Company shall (i) pay a dividend or make any other distribution payable in shares of Common Stock, options or convertible securities or (ii) subdivide its outstanding shares of Common Stock into a greater number of shares by a split-up of shares, recapitalization or other similar event, then, on the effective day thereof, the Share Cap shall be proportionally adjusted.

(f)                                   Aggregation of Shares. If after the date hereof the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split, or reclassification of shares of Common Stock or other similar event, then, after the effective date of such consolidation, combination or reclassification, the Share Cap shall be proportionally adjusted.

6.                                      Senior Ranking.  This Note shall rank senior to all other indebtedness of the Company of any kind and all other debt and equity securities of the Company, whether incurred before, on or after the date of this Note (collectively, such indebtedness and securities are referred to herein as the “Junior Securities”).  The Company covenants and agrees that following the date of this Note it will not incur, issue, assume or guarantee any indebtedness that is senior to or pari passu with this Note; provided that the Company is expressly permitted to enter into a Project Financing.  Notwithstanding the foregoing, to the extent required in connection with a Project Financing, the Holder agrees to execute and deliver, in the name and on behalf of the Holder, any documents or assurances and to take any other actions reasonably requested of the Company in furtherance of the Project Financing.  For the avoidance of doubt, the Company is obligated to redeem the Notes upon availability of proceeds from a Project Financing pursuant to Section 4(b) above.  Upon any liquidation, dissolution or winding up of the Company, the Holder shall be entitled to be paid, before any distribution or payment is made to any Junior Securities, an amount in cash equal to outstanding principal balance of this Note, together with accrued and unpaid interest thereon.

7.                                      Security.  This Note shall be unsecured.

8.                                      Events of Default.

(a)                                 An “Event of Default” shall exist if any of the following occurs:

(i)                                     Failure to pay the Minimum Coupon (including any accrued Minimum Coupon) for more than fifteen (15) days after such payment date; or

(ii)                                  Failure to pay principal of, or interest (other than the Minimum Coupon) on, this Note on or before the date such payment is due, and such failure continues for fifteen (15) days; or

(iii)                               (A) The Company shall commence a voluntary case concerning the Company under the federal Bankruptcy Code; or (B) an involuntary bankruptcy case is commenced against the Company and the petition is not controverted within ten (10) Business

Days, or is not dismissed within sixty (60) days, after commencement of the case; or (C) the Company commences any proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction, whether now or hereafter in effect, relating to the Company or there is commenced against the Company any such proceeding which remains undismissed for a period of sixty (60) days; or (D) the Company is adjudicated insolvent or bankrupt; or (E) the Company makes a general assignment for the benefit of creditors.

(b)                                 Remedies.

(i)                                     Upon the occurrence and during the continuance of any Event of Default described in Section 8(a) above, the Holder may, by notice to the Company, (i) declare the Unpaid Principal Amount of, and any and all accrued but unpaid Minimum Coupon on, this Note to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and without, to the extent permitted by applicable law, presentation, demand, or protest or other requirements of any kind (including valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Company; and (ii) exercise any and all other remedies available at law or in equity.

(ii)                                  Upon the occurrence of an Event of Default, the Unpaid Principal Amount shall automatically bear interest at the rate of five percent (5%) per annum in excess of the then-current interest rate from the date the Event of Default occurs until the Event of Default is cured.

9.                                      Transfer; Successors and Assigns.

(a)                                 The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. This Note may not be Transferred by either party, in whole or in part, without the consent of the other party.

(b)                                 Subject to the preceding paragraph, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form reasonably satisfactory to the Company. Thereupon, a new Note (or Notes, if less than all of the Holder’s rights to this Note are transferred) for the same Principal Amount and interest (in the aggregate) will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note (and the Holder is the initial registered holder of this Note).

10.                               Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of laws principles. The Parties hereto hereby agree to be subject to the exclusive personal jurisdiction in the federal and state courts of the State of New York located in New York City, New York and any award which may be enforced in regard to this Agreement may be enforced in such federal and state courts of the State of New York. Each of the Parties hereto hereby agrees to irrevocably and unconditionally waive trial by jury in any judicial proceeding between or among the Parties arising out of or related to the Transactions.

11.                               Notices.  Any notice required or permitted to be given under this Agreement by any party shall be sufficiently given if delivered either (a) by electronic mail at such party’s electronic email address set forth below, or (b) by nationally recognized overnight express company, at such party’s physical address set forth below.  All such notices and other communications shall, when mailed by means of any nationally recognized overnight express company, be effective when delivered to the notice address (as evidenced by any signature for delivery at the notice address), or, if sent by electronic mail during the recipient’s normal business hours, when such notice is sent, and if such notice is sent by electronic mail after the recipient’s normal business hours, then on the next day. Either party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 11.

12.                               Amendments and Waivers. Any term of this Note (other than terms of this Note related to the payment of principal and interest under this Note) may be amended only with the written consent of the Company and holders of Senior Convertible Promissory Notes representing, in the aggregate, a majority of the then-outstanding principal amount of the Senior Convertible Promissory Notes. Any amendment or waiver effected in accordance with this Section 12 shall be binding upon the Company, the Holder and each transferee of this Note.

13.                               Waivers. Demand, presentment, notice, notice of demand, notice for payment, protest and notice of dishonor are hereby waived by the Company. The Holder will not be deemed to waive any of its rights under this Note unless its waiver is in writing and signed by the Holder. No delay or omission by the Holder in exercising any of its rights will operate as a waiver of its rights. A waiver in writing on one occasion will not be construed as a consent to or a waiver of any of the Holder’s right to remedy on any future occasion.

14.                               Usury. Notwithstanding any provision of this Note, Holder does not intend to charge and the Company shall not be required to pay any amount of interest or other charges in excess of the maximum permitted by applicable law.  Any payment in excess of such maximum shall be refunded to the Company or credited against principal, at the option of the Holder.

15.                               Intercreditor Agreement.  This Note is subject to the terms of an Intercreditor Agreement dated as of December 26, 2014, by and among all Holders of Senior Convertible Promissory Notes.

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This Convertible Promissory Note is duly authorized and is executed and delivered by the Company as of the date first written above.

GENERAL MOLY, INC.

By:
Name:
Title:

Address for notices:

General Moly, Inc.
1726 Cole Blvd., Suite 115
Lakewood, CO 80401
Attention: Bruce D. Hansen
Telephone: (303) 928-8599
Email: bhansen@generalmoly.com

with a copy to:

Bryan Cave LLP
1700 Lincoln Street, Suite 4100
Denver, CO 80203
Attention: Charles D. Maguire, Jr.
Telephone: (303) 866-0550
Email: charles.maguire@bryancave.com

AGREED TO AND ACCEPTED:

, as the Holder

By:
Name:
Title:

Address for notices:

Attention:
Telephone: ( )
Email: